Exhibit 10.3.2

FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Fourth Amendment”) is executed as of this 5 day of March 2002 by and between DUKE REALTY LIMITED PARTNERSHIP (f/k/a Duke-Weeks Realty Limited Partnership), an Indiana limited partnership (“Landlord”), and RADIANT SYSTEMS, INC., a Georgia corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Weeks Realty, L.P. (“Weeks”) and Tenant entered into that certain Lease Agreement dated October 7,1997, as amended by that certain First Amendment to Lease Agreement dated April 3, 1998, as amended by that certain Second Amendment to Lease Agreement dated September, 1998; and

WHEREAS, Landlord is the successor by merger to Weeks; and

WHEREAS, Landlord and Tenant entered into that certain Third Amendment to Lease Agreement dated March 17, 2000 (as so amended, the “Lease”) for the lease of 106,631 square feet of space located at 3925 Brookside Parkway, Alpharetta, Georgia 30022 within Brookside Office Park, said space being more particularly described therein (hereinafter referred to as the “Leased Premises”); and

WHEREAS, the Lease will expire by its terms on January 31, 2011, and Landlord and Tenant desire to enter into this Fourth Amendment in order to extend the term of the Lease on the terms and conditions hereafter set forth.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid in hand by Landlord and Tenant to one another, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant amend the Lease as follows:

1. Defined Terms. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

2. Term. The term of the Lease is hereby extended through and including January 31, 2013. Said extension shall not be deemed an exercise of Tenant’s option to renew pursuant to Special Stipulation 1 of Exhibit E to the Lease, which option shall continue in full force and effect.

Notwithstanding the foregoing, Tenant has requested that Landlord participate in a certain Tax Abatement Program with the Development Authority of Fulton County (the “Program”) whereby Tenant may receive real estate tax abatement attributable to the Building in an amount up to Four Hundred Eighty-Four Thousand Five Hundred Seventy-Seven and 00/100 Dollars ($484,577.00) (the “Potential Savings”) over a ten year period, as such savings and calculations are more particularly set forth on Exhibit A-1 attached hereto. Landlord has agreed to participate in the Program provided that Landlord may opt out of the Program at any time by the exercise of a certain purchase option granted to Landlord pursuant to the terms of the “Bond Documents”, as such documents and agreements between the parties are defined and referred to in that certain Agreement Regarding Bond dated December 1, 2001 by and between the Tenant and Landlord which is attached hereto as Exhibit A-2. Accordingly, the parties agree hereby that if Landlord elects to opt out of the Program by exercising its purchase option and thereby causes Tenant not to realize the full Potential Savings, the term of the Lease extension under this Section 2 (that is, twenty-four (24) months) will be reduced pro-rata by the amount of actual tax savings realized by Tenant under the Program as compared to the full Potential Savings under the Program. For example, if the Landlord opts out of the Program after year 2 and the Tenant realized savings of only One Hundred Fifty-Four Thousand Nine Hundred Fifty-Nine and 00/100 Dollars ($154,959.00) out of a total potential savings of Four Hundred Eighty-Four Thousand Five Hundred Seventy-Seven and 00/100 Dollars ($484,577.00), the Lease extension would automatically be reduced from the twenty four (24) month period to a period of approximately 7.675 months (i.e., $154,959 (actual savings realized) divided by $484,577 (Potential Savings) x 24 (extension period available) = 7.675 months). Should Tenant take any action or fail to take any action which would cause it not to realize savings in any given year of the Program, the Lease extension will be calculated as if such savings had been realized by Tenant.

3. Rental. Section 3.01 of the Lease is hereby modified to reflect that commencing as of February 1, 2011, Tenant shall pay to Landlord, in accordance with all of the terms and conditions set forth in the Lease, base rental as follows:

February 1, 2011 through January 31, 2012, if applicable $159,502.20 per month        $1,914,026.45 per year

February 1, 2012 through January 31, 2013, if applicable $162,701.13 per month        $1,952,413.61 per year

This Section 3 to the Amendment is also subject to the provisions of Section 2 above.

4. Landlord’s Right of First Refusal. Without regard to the limitations of Section 2 above, Tenant hereby grants to and acknowledges that Landlord shall have a right of first refusal to purchase that certain tract of land consisting of approximately eighteen (18) acres owned by Tenant and located adjacent to the Leased Premises, comprising all of the remaining undeveloped land owned by Tenant at Brookside Office Park. In the event that Tenant shall receive a bona fide offer to sell/purchase or intends to sell the land to any bona fide third party or related entity, Tenant shall first provide notice to Landlord (“Tenant’s Notice”). Landlord shall have fifteen (15) days from receipt of Tenant’s Notice to elect to exercise its right to purchase the land in accordance with its terms set forth in Tenant’s Notice. The terms associated with such purchase including the purchase price per acre and timing of the closing thereof shall be set forth in Tenant’s Notice. Notwithstanding the foregoing, Tenant acknowledges that if Tenant elects to develop the land for its own behalf, Landlord (or a related entity) shall be invited to bid in its capacity as general contractor to construct such facility. Notwithstanding the foregoing, Landlord acknowledges and agrees that title to the subject eighteen (18) acres is to be transferred to the Development Authority of Fulton County as part of the Program and that such transfer shall not be deemed to be a sale for the purposes of Landlord’s Right of First Refusal set forth above.

5. Notices. Section 23.02(c) of the Lease is hereby modified to reflect that Landlord’s notice address is as follows:

Duke Realty Limited Partnership

3950 Shackleford Road

Suite 300

Duluth, Georgia 30096

Attn: Legal Department

6. Rental Payments. The Lease is hereby modified to reflect that Landlord’s rental payment address is as follows:

Duke Realty Limited Partnership

P.O. Box 945703

Atlanta, Georgia 30394-5703

7. Condition of Leased Premises. Tenant acknowledges that except as expressly provided herein, no free rent, moving allowances, tenant improvement allowances or other financial concessions contained in the Lease shall apply to the term of the Lease, as extended hereby.

8. Brokers. Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Fourth Amendment who would be entitled to any commission or fee based on the execution of this Fourth Amendment except however Carter & Associates which shall be entitled to a commission related to the extended term set forth herein and such payment shall not be due and payable until the commencement of the extension period on February 1, 2011. Landlord agrees that it shall be solely responsible for the payment of all commissions due Carter & Associates as a result of the extension of the Lease pursuant to this Fourth Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses actually incurred, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.

9. Examination of Amendment. Submission of this instrument for examination or signature to Tenant does not constitute a reservation or option, and it is not effective until execution by and delivery to both Landlord and Tenant.

10. Incorporation. This Fourth Amendment shall be incorporated into and made a part of the Lease, and all provisions of the Lease not expressly modified or amended hereby shall remain in full force and effect.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be executed as of day and year first written above.

Signed, sealed and delivered as to Landlord, in the presence of:	LANDLORD:
DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

Unofficial Witness	By:	Duke Realty Corporation, its General Partner

Notary Public		By:
W. Kerry Armstrong Senior Vice President

Signed, sealed and delivered as to Tenant, in the presence of:	TENANT:
RADIANT SYSTEMS, INC., a Georgia corporation
Unofficial Witness Notary Public		By:
		Name:	John Heyman
		Title:	EVP and Co-CEO
Notary Public, Cobb County, Georgia My Commission Expires January 20, 2003